SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C.  20549

					FORM 8-K

					CURRENT REPORT
			Pursuant to Section 13 or 15(d) of the
			Securities Exchange Act of 1934

			Date of Report (Date of earliest event reported):
			June 25, 2002  (June 17, 2002)


			FOX ENTERTAINMENT GROUP, INC.
			(Exact name of registrant as specified in its charter)



					Delaware
			(State or other jurisdiction of incorporation)

					1-14595
				(Commission File Number)

					95-4066193
				(IRS Employer Identification No.)

				1211 Avenue of the Americas
				New York, New York 10036
			(Address of principal executive offices)  (Zip Code)

		Registrant's telephone number, including area code (212) 852-7111

					Not applicable
		(Former name or former address, if changed since last report)


Item 5:	Other Events.

On June 17, 2002, The News Corporation Limited ("News Corporation"), Fox Television Stations, Inc. ("Fox Television Stations") and Meredith Corporation ("Meredith") completed the exchange of Meredith's WOFL (TV) in Orlando, Florida and WOGX (TV) in Ocala, Florida for Fox Television Stations'
KPTV (TV) in Portland, Oregon. A copy of the press release issued by News Corporation and Fox Television Stations announcing the transaction is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

The consummation of the Meredith transaction has reduced the national audience reach of Fox Television Stations, moving News Corporation closer toward compliance with the FCC's national station ownership cap.

Item 7:			Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.  The following exhibits are being filed herewith:

99.1	Press Release


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX ENTERTAINMENT GROUP, INC.

By:   /s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Secretary

Dated:  June 25, 2002



INDEX TO EXHIBITS
99.1	Press Release dated June 17, 2002


Exhibit 99.1


For Immediate Release 		           Contact: Andrew Butcher 212-852-7070


Fox Television Stations and Meredith Corporation Complete Station
Swaps

Swaps Give Fox Television Stations Duopoly in Orlando;
Eight Duopolies in Major U.S. Markets
______________________


NEW YORK, NY, June 17, 2002: News Corporation and Fox
Television Stations, Inc. today announced the completion of the exchange of Meredith Corporation's WOFL(TV) in Orlando, Florida and WOGX(TV) in Ocala, Florida for Fox's KPTV(TV) in Portland, Oregon.

With this transaction, News Corporation creates a duopoly in Orlando, the nation's 20th largest U.S. television market. Fox Television Stations now owns 34 stations and also has duopolies in New York, Los Angeles, Dallas, Washington,
D.C, Houston, Minneapolis and Phoenix.

The swap with Meredith will further reduce the Fox Television
Station's national audience reach under the Federal
Communications Commission (FCC) formula.


The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of March 31, 2002 of approximately US$42 billion and total annual revenues of approximately US$15 billion. News Corporation's diversified global operations in the United States, Canada, continental Europe, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.

For more information about News Corporation, please visit www.newscorp.com